EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 1, 2021 (April 6, 2022, as to Footnote 13 and the subsequent events described in Footnote 17), relating to the financial statements of EVEN Financial, Inc., appearing in the Current Report on Form 8-K/A of MoneyLion Inc. filed on May 5, 2022.

/s/ Deloitte & Touche LLP

New York, NY

July 13, 2022